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                                                                    EXHIBIT 3.32

                FIRST AMENDED AND RESTATED OPERATING AGREEMENT OF
                  SAN FERNANDO VALLEY REGIONAL PET CENTER, LLC

         This First Amended and Restated Operating Agreement ("AGREEMENT") is entered into as of November 1, 2001, by and among Comprehensive Medical Imaging Centers, Inc., a Delaware Corporation ("CMIC"), Medical Development Services, LLC a California limited liability company ("MDS"), and Judith Rose, MD ("ROSE").

                                    RECITALS

         WHEREAS, CMIC and MDS have organized a limited liability company under the name San Fernando Valley Regional PET Center, LLC ("COMPANY") and executed an operating agreement dated December 1, 2000 ("ORIGINAL OPERATING AGREEMENT");

         WHEREAS, subsequent to the organization of the Company, Rose acquired a five percent (5%) Economic Interest in the Company;

         WHEREAS, at the time Company was organized, CMIC was known as Comprehensive Diagnostic Imaging, Inc., a Delaware corporation and subsequently changed its name to Comprehensive Medical Imaging Centers, Inc., a Delaware corporation; and

         WHEREAS, the parties desire to modify certain terms of the Original Operating Agreement and restate the operating agreement as so modified in its entirety.

         NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE 1

                                 DEFINED TERMS

         The following capitalized terms shall have the respective meanings specified in this Article 1. Capitalized terms not defined in this Agreement shall have the meanings specified in the Act.

         1.1 "ACT" means the California Limited Liability Company Act, as amended from time to time.

         1.2 "AFFILIATE" means (a) a Person directly or indirectly controlling, controlled by, or under common control with another Person; (b) a Person owning or controlling ten percent (10%) or more of the outstanding voting securities or beneficial interests of another Person; (c) an officer, director, partner or member of the immediate family of an officer, director or partner of another Person; and/or (d) any affiliate of any such Person.

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         1.3      "AGREEMENT" means this Operating Agreement, as amended from time to time including each exhibit hereto.

         1.4 "ASSIGNEE" means the Person who has acquired an Economic Interest in the Company but is not a Member.

         1.5 "CAPITAL ACCOUNT" means the account to be maintained by the Company for each Interest Holder in accordance with the following provisions:

                  1.5.1 An Interest Holder's Capital Account shall be credited with the amount of money and the fair market value of any property contributed to the Company (net of liabilities secured by such property that the Company either assumes or to which such property is subject) the amount of any Company unsecured liabilities assumed by the Interest Holder, and the Interest Holder's distributive share of Profit and any item in the nature of income or gain specially allocated to the Interest Holder pursuant to the provisions of section 4.3 (other than section 4.3.3); and

                  1.5.2 An Interest Holder's Capital Account shall be debited with the amount of money and the fair market value of any Company property distributed to the Interest Holder (net of liabilities secured by such distributed property that the Interest Holder either assumes or to which such property is subject), less the amount of any unsecured liabilities of the Interest Holder assumed by the Company, and the Interest Holder's distributive share of Loss and any item in the nature of expenses or losses specially allocated to the Interest Holder pursuant to the provisions of section 4.3 (other than section 4.3.3).

                  1.5.3 If any interest is transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred interest. If the book value of Company property is adjusted pursuant to section 4.3.3, the Capital Account of each Interest Holder shall be adjusted to reflect the aggregate adjustment in the same manner as if the Company had recognized gain or loss equal to the amount of such aggregate adjustment. It is intended that the Capital Accounts of all Interest Holders shall be maintained in compliance with the provisions of Regulation Section 1.704-1(b), and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation.

         1.6 "CASH FLOW" means all cash derived from operations of the Company (including interest received on reserves), without reduction for any non-cash charges, but less cash used to pay current operating expenses and to pay or establish reasonable reserves for future expenses, debt payments, capital improvements and replacements as determined by the Management Committee. Cash Flow shall not include Capital Proceeds but shall be increased by the reduction of any reserve previously established.

         1.7 "CODE" means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding revenue law.

         1.8 "COMPANY" means the limited liability company formed in accordance with this Agreement.

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         1.9      "CONTRIBUTION" means any money, property or services rendered, or a promissory note or other binding obligation to contribute money or property, or to render services as permitted in this title, which a Member contributes to the Company as capital in that Member's capacity as a Member pursuant to an agreement between the Members, including an agreement as to value.

         1.10 "ECONOMIC INTEREST" means a person's right to share in the income, gains, losses, deductions, credit, or similar items of, and to receive distributions from, the Company, but does not include any other rights of a Member including, without limitation, the right to vote or to participate in management, or any right to information concerning the business and affairs of the Company.

         1.11     "MANAGEMENT COMMITTEE" means the Persons designated as such in
Article 5.

         1.12 "INTEREST HOLDER" means any Person who holds an Economic Interest, whether as a Member or as an Assignee of a Member.

         1.13 "MEMBER" means any person who executes a counterpart of this Agreement as a Member and any Person who subsequently is admitted as a Member of the Company.

         1.14 "MEMBERSHIP INTEREST" means a Member's rights in the Company, collectively, including the Member's Economic Interest, any right to vote or participate in management, and any right to information concerning the business and affairs of the Company.

         1.15 "MEMBER NON-RECOURSE DEBT" shall mean any "partner non-recourse liability" or "partner non-recourse debt" under Regulations Section 1.704-2(b)(4). Subject to the foregoing, it shall mean any Company liability to the extent the liability is nonrecourse for purposes of Regulations Section 1.1001-2, and a Member (or related Person within the meaning of Regulations
Section 1.752-4(b)) bears the Economic Risk of Loss under Regulations Section 1.752-2 because, for example, the Member or related Person is the creditor or a guarantor.

         1.16 "MEMBER NON-RECOURSE DEDUCTIONS" shall mean Company deductions, losses and Code Section 705(a)(2)(B) expenditures, as the case may be (as computed for "book" purposes), that are treated as deductions, losses and expenditures attributable to Member Nonrecourse Debt under Regulations Section 1.704-2(i)(2).

         1.17 "NEGATIVE CAPITAL ACCOUNT" means a Capital Account with a balance of less than zero.

         1.18 "PERCENTAGE" means, as to a Member, the percentage set forth after the Member's name on Exhibit A, as amended from time to time, and as to an Interest Holder who is not a Member, the Percentage or part of the Percentage that corresponds to the portion of a Member's Economic Interest that the Interest Holder has Acquired, to the extent the Interest Holder has succeeded to that Member's interest.

         1.19 "PERSON" means and includes an individual, corporation, partnership, association, limited liability company, trust, estate or other entity.

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         1.20     "POSITIVE CAPITAL ACCOUNT" means a Capital Account with a
balance greater than zero.

         1.21 "PROFIT" and "LOSS" means, for each taxable year of the Company (or other period for which Profit or Loss must be computed), the Company's taxable income or loss determined in accordance with IRC Section 703(a), with the following adjustments:

                  1.21.1 All items of income, gain, loss, deduction or credit required to be stated separately pursuant to IRC Section 703(a)(1) shall be included in computing taxable income or loss;

                  1.21.2 Any tax-exempt income of the Company, not otherwise taken into account in computing Profit or Loss, shall be included in computing taxable income or loss;

                  1.21.3   Any expenditures of the Company described in IRC
Section 705(a)(2)(B) (or treated as such pursuant to Regulation Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profit or Loss, shall be subtracted from taxable income or loss;

                  1.21.4 Gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the book value as adjusted under Regulation Section 1.704-1(b) ("ADJUSTED BOOK VALUE") of the property disposed of, notwithstanding the fact that the adjusted book value differs from the adjusted basis of the property for federal income tax purposes;

                  1.21.5 In lieu of the depreciation, amortization or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account the depreciation computed based upon the adjusted book value of the asset; and

                  1.21.6 Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to section 4.3 shall not be taken into account in computing Profit or Loss.

         1.22 "REGULATION" means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

         1.23 "SECRETARY OF STATE" means the Secretary of State of the State of California.

         1.24 "SUPERMAJORITY INTEREST" means Membership Interests equal to seventy-five percent (75%) or more of all outstanding Membership Interests.

         1.25 "TRANSFER" means, when used as a noun, any sale, hypothecation, pledge, assignment, attachment or other transfer, and, when used as a verb, to sell hypothecate, pledge; assign or otherwise transfer.

         1.26 "VOLUNTARY WITHDRAWAL" means a Member's disassociation from the Company by means other than a Transfer.

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                                   ARTICLE 2

                    FORMATION AND NAME; OFFICE; PURPOSE; TERM

         2.1 ORGANIZATION. The parties hereby organize a limited liability company pursuant to the Act and the provisions of this Agreement. The Company shall cause Amended Articles of Organization to be prepared, executed and filed with the Secretary of State.

         2.2 NAME OF THE COMPANY. The name of the Company shall be San Fernando Valley Regional PET Center, LLC.

         2.3 PURPOSE. The Company is organized solely to own and operate a medical diagnostic imaging center and other lawful activities, and to do any and all things necessary, convenient or incidental to that purpose.

         2.4 TERM. The Company shall continue in existence until December 31, 2025, unless sooner dissolved as provided by this Agreement or the Act.

         2.5 PRINCIPAL PLACE OF BUSINESS. The Company's Principal Place of Business shall be located at 6855 Noble Street, Van Nuys, California or at any other place within the State of California which the Members agree.

         2.6 RESIDENT AGENT. The name and address of the Company's resident agent in the State of California is Wayne K. Baldwin, 3396 Willow Lane, Suite 101, Westlake Village, California 91361.

         2.7 MEMBERS. The name, present mailing address and Percentage of each Member are set forth on Exhibit A.

                                   ARTICLE 3

                       MEMBERS; CAPITAL; CAPITAL ACCOUNTS

         3.1 INITIAL CONTRIBUTIONS. Upon the execution of this Agreement, the Members shall contribute to the Company cash in the amounts respectively set forth on Exhibit A.

         3.2 NO ADDITIONAL CONTRIBUTIONS. No Member shall be required to contribute any additional capital to the Company, and no Member shall have personal liability for any obligation of the Company except as expressly provided by law.

         3.3 NO INTEREST ON CONTRIBUTIONS. Neither Members nor Interest Holders shall be paid interest with respect to Contributions.

         3.4 RETURN OF CONTRIBUTIONS. Except as otherwise provided in this Agreement, no Member nor Interest Holder shall have the right to receive the return of any Contribution or withdraw from the Company, except upon the dissolution of the Company.

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         3.5      FORM OF RETURN OF CAPITAL. If a Member or an Interest Holder
is entitled to receive the return of a Contribution, the Company may distribute in lieu of money, notes or other property having a value equal to the amount of money distributable to such Person.

         3.6 CAPITAL ACCOUNTS. A separate Capital Account shall be maintained for each Member and Interest Holder.

         3.7 LOANS AND OTHER BUSINESS TRANSACTIONS. Any Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Company and the Member agree. Members may also transact other business with the Company and, in doing so, they shall have the same rights and be subject to the same obligations arising out of any such business transaction as would be enjoyed by and imposed upon any Person, not a Member, engaged in a similar business transaction with the Company.

         3.8 OTHER BUSINESS INTERESTS. Each Member acknowledges and agrees that the Members and their respective partners, members, officers, directors, shareholders, employees, associates, agents and Affiliates are engaged in other business activities apart from the Company and possess interests in other business activities including, among others, those which may compete with the Company or for the Member's time and attention. Each Member agrees that: (i) the Members and their respective partners, members, officers, directors, shareholders, employees, associates, agents or Affiliates may engage or invest in any business and activity, and neither the Company nor the other Members shall have the right in or to such other activities or to the income or proceeds derived therefrom; (ii) no Member nor its partners, members, officers, directors, shareholders, employees, associates, agents or Affiliates shall be obligated to present any business or investment opportunity to the Company or the other Members except as other wise provided herein or in a separate agreement; (iii) each Member shall have the right to hold any business or investment opportunity for its own account or to recommend such opportunity to Persons other than the Company or the other Members; and (iv) each Member hereby waives any and all rights and claims which it might otherwise have against the Company and the Members and their respective partners, members, officers, directors, shareholders, employees, associates, agents and Affiliates as a result of any such activities.

         3.9 NON-COMPETITION. Notwithstanding section 3.8, during the period commencing on the date of this Agreement and ending two (2) years after a Member ceases to be a Member as provided in or permitted under this Agreement, no Member or Economic Interest owner shall have any ownership interest (of record or beneficial) in or have any interest as an employee, salesman, consultant, officer or director in, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in, a business which is similar to that engaged in by the Company within a twenty-five (25) mile radius of any of the Company's operation locations.

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                                   ARTICLE 4

                          PROFIT, LOSS AND DISTRIBUTION

         4.1 ALLOCATION OF PROFIT OR LOSS. After giving effect to the special allocations set forth in section 4.3, for any taxable year of the Company, Profit and Loss shall be allocated to the Interest Holders in proportion to their Percentages.

         4.2 CASH FLOW. Cash Flow of the Company shall be distributed to the Interest Holders in proportion to their Percentages no later than twenty-five (25) days after the end of the month.

         4.3      REGULATORY ALLOCATIONS.

                  4.3.1 CONTRIBUTED PROPERTY AND BOOK-UPS. In accordance with IRC Section 704(c) and the Regulations thereunder, including Regulation Section 1.704-l(b)(2)(iv)(d)(3), income, gain, loss and deduction with respect to any property contributed (or deemed contributed) to the Company shall, solely for tax purposes, be allocated among the Interest Holders so as to take account of any variation between the adjusted basis of the property to the Company for federal income tax purposes and its fair market value at the date of Contribution (or deemed Contribution). If the adjusted book value of any Company asset is adjusted under Regulation Section 1.704-1(b)(2)(iv)(f), subsequent allocations of income, gain, loss and deduction with respect to the asset shall take account any variation between the adjusted basis of the asset for federal income tax purposes and its adjusted book value in the manner required under IRC
Section 704(c) and the Regulations thereunder. The parties hereto agree to use the traditional method with curative allocations, as described in Regulation
Section 1.704-3(c), for making IRC Section 704(c) allocations.

                  4.3.2 IRC SECTION 754 ADJUSTMENT. To the extent an adjustment to the tax basis of any Company asset pursuant to IRC Section 734(b) or IRC Section 743(b) is required, pursuant to Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of the adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases basis), and the gain or loss shall be specially allocated to the Interest Holders in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that section of the Regulations.

                  4.3.3 GUARANTEED PAYMENTS. To the extent any compensation paid to any Interest Holder by the Company, including any fees payable to any Interest Holder pursuant to section 5.3 hereof, is determined by the Internal Revenue Service not to be a guaranteed payment under IRC Section 707(c) or is not paid to the Interest Holder other than in the Person's capacity as a partner (Interest Holder) within the meaning of IRC Section 707(a), the Interest Holder shall be specially allocated gross income of the Company in an amount equal to the amount of that compensation, and the Interest Holder's Capital Account shall be adjusted to reflect the payment of that compensation.

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                  4.3.4    WITHHOLDING. All amounts required to be withheld
pursuant to IRC Section 1446 or any other provision of federal, state or local tax law shall be treated as amounts actually distributed to the affected Interest Holders for all purposes under this Agreement.

                  4.3.5 MINIMUM GAIN CHARGEBACK. In the event that there is a net decrease in the Company Minimum Gain (as defined herein) during any fiscal year, the minimum gain chargeback described in Sections 1.704-2(f) and (g) of the Regulations shall apply. The amount of Company Minimum Gain is determined by computing with respect to each nonrecourse liability of the Company, the amount of gain, if any, that would be realized by the Company if it disposed of the company property subject to such liability in full satisfaction thereof and by then aggregating the amounts so computed. If Company property subject to one or more non-recourse liabilities of the Company at a book value that differs from the adjusted tax basis of such property, the book value of such property, rather than the adjusted tax basis, shall be subtracted from the outstanding principal balance of the non-recourse liability in determining the amount of minimum gain.

                  4.3.6 MEMBER MINIMUM GAIN CHARGEBACK. If during any fiscal year there is a net decrease in Member Non-recourse Debt minimum gain, any Member with a share of that Member Non-recourse Debt minimum gain (determined under Section 1.704-2(i)(5) of the Regulations) as of the beginning of the year must be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that Member's share of the net decrease in the Member Non-recourse Debt minimum gain in accordance with Regulations Section 1.704-2(i).

                  4.3.7 QUALIFIED INCOME OFFSET. Any Member who unexpectedly receives an adjustment, allocation or distribution described in subparagraphs
(4), (5) or (6) of Section 1.704-1(b)(2)(ii)(d) of the Regulations, which adjustment, allocation or distribution creates or increases a deficit balance in that Member's Capital Account, shall be allocated items of "book" income and gain in an amount and manner sufficient to eliminate the deficit balance in that Member's Capital Account so created or increased as quickly as possible.

                  4.3.8 INCOME TAX PROVISIONS. The Interest Holders are aware of the income tax consequences of this Article 4 and agree to be bound by these provisions in reporting their shares of Profit, Losses and other items for federal and state income tax purposes.

         4.4      LIQUIDATION AND DISSOLUTION.

                  4.4.1 Upon liquidation of the Company, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members and no Member shall take any action that is inconsistent with, or not necessary or appropriate for, winding up the Company business and affairs. The Management Committee shall be responsible for overseeing the winding up and dissolution of the Company, shall take full account of the Company's liabilities and Property, shall cause the Property to be liquidated as promptly as is consistent with obtaining the fair value thereof, and shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed in the following order:

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                  4.4.2    First, to `the payment and discharge of all of the
Company's debts and liabilities to creditors.

                  4.4.3 After payment described in section 4.4.2, the Members shall be entitled to distribution of any assets or capital they contributed to the Company.

                  4.4.4 The balance, if any, shall be allocated to the Members in accordance with the Percentages.

                  4.4.5 Except as otherwise specifically provided in this Agreement, each Member shall look solely to the assets of the Company for the return of such Member's positive Capital Account balance and shall have no recourse for its Contribution and/or share of Net Profits (upon dissolution or otherwise) against the Managers or any other Member for indemnification, contribution or reimbursement except as otherwise provided herein.

                  4.4.6 Except as otherwise provided herein, no Interest Holder shall be obligated to restore a Negative Capital Account.

         4.5      GENERAL.

                  4.5.1 Except as otherwise provided in this Agreement, the timing and amount of all distributions shall be determined by the Management Committee.

                  4.5.2 If any assets of the Company are distributed in kind to the Interest Holders, those assets shall be valued on the basis of their fair market value, and any Interest Holder entitled to any interest in those assets shall receive that interest as a tenant-in-common with all other Interest Holders so entitled. Unless the Members otherwise agree, the fair market value of the assets shall be determined by an independent appraiser who shall be selected by the Management Committee. The Profit or Loss for each unsold asset shall be determined as if the asset had been sold at its fair market value, and the Profit or Loss shall be allocated as provided in section 4.2 and shall be properly credited or charged to the Capital Accounts of the Interest Holders prior to the distribution of the assets in liquidation pursuant to section 4.4.

                  4.5.3 All Profit and Loss shall be allocated and all distributions shall be made to the Persons shown on the records of the Company to have been Interest Holders as of the last day of the taxable year for which the allocation or distribution is to be made. Notwithstanding the foregoing, unless the Company's taxable year is separated into segments, if there is a Transfer or an Involuntary Withdrawal during the taxable year, the Profit and Loss shall be allocated between the original Interest Holder and the successor on the basis of the number of days each was an Interest Holder during the taxable year; provided, however, the Company's taxable year shall be segregated into two (2) or more segments in order to account for Profit, Loss or proceeds attributable to any extraordinary non-recurring items of the Company.

                  4.5.4 The Management Committee is hereby authorized, upon the advice of the Company's tax counsel, to amend this Article 4 to comply with the Code and the Regulations promulgated under IRC Section 704(b); provided, however, that no amendment shall materially affect distributions to an Interest Holder without the Interest Holder's prior written consent.

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                                   ARTICLE 5

                      MANAGEMENT: RIGHTS, POWERS AND DUTIES

         5.1      MANAGEMENT.

                  5.1.1 MANAGEMENT COMMITTEE. The Company shall be managed by a Management Committee. CMIC and MDS shall each designate a member to serve on the Management Committee. CMIC initially appoints David Ward to the Management Committee and MDS initially appoints Wayne K. Baldwin to the Management Committee. The right of CMIC or MDS, respectively, to appoint a member of the Management Committee shall terminate when the respective Membership Interest of either of them terminates. Any successor to the terminated interest of either CMIC or MDS shall have the right to appoint a member of the Management Committee. CMIC's representative on the Management Committee shall act as chairman ("CHAIRMAN").

                  5.1.2 MANAGEMENT COMMITTEE ACTIONS. The Chairman may call Management Committee meetings upon seven (7) days written notice. The members of the Management Committee may agree to waive notice of any meeting. The unanimous vote of the Management Committee is required before the Chairman may take any action with respect to the items listed in Articles 5.1.3.1 through 5.1.3.4,
5.1.3.6 through 5.1.3.9 and 5.1.3.11 below.

                  5.1.3 GENERAL POWERS. Subject to section 5.7, the Management Committee shall have full, exclusive and complete discretion, power and authority, subject in all cases to the other provisions of this Agreement and the requirements of applicable law, to manage, control, administer and operate the business and affairs of the Company for the purposes herein stated, and to make all decisions affecting such business and affairs, including, without limitation, the power to:

                           5.1.3.1  Acquire by purchase, lease or otherwise, any
real or personal property, tangible or intangible;

                           5.1.3.2  Construct, operate, maintain, finance and
improve, and to own, sell, convey, assign, mortgage or lease any real estate and any personal property;

                           5.1.3.3  Sell, dispose, trade or exchange Company
assets in the ordinary course of the Company's business;

                           5.1.3.4  Enter into agreements and contracts and to
give receipts, releases and discharges;

                           5.1.3.5  Purchase liability and other insurance to
protect the Company's properties and business;

                           5.1.3.6  Borrow money for and on behalf of the
Company, and, in connection therewith, execute and deliver instruments authorizing the confession of judgment against the Company;

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                           5.1.3.7  Execute or modify leases with respect to any
part or all of the assets of the Company;

                           5.1.3.8  Prepay, in whole or in part, refinance,
amend, modify or extend any mortgages or deeds of trust which may affect any asset of the Company and in connection therewith to execute for and on behalf of the Company any extensions, renewals or modifications of such mortgages or deeds of trust;

                           5.1.3.9  Execute any and all other instruments and
documents which may be necessary or in the opinion of the Management Committee desirable to carry out the intent and purpose of this Agreement, including, but not limited to, documents whose operation and effect extend beyond the term of the Company;

                           5.1.3.10 Make any and all expenditures up to Two
Hundred Thousand Dollars ($200,000) which the Management Committee, in its sole discretion, deems necessary or appropriate in connection with the management of the affairs of the Company and the carrying out of its obligations and responsibilities under this Agreement, including, without limitation, expenditures for legal, accounting and other related expenses incurred in connection with the organization, financing and operation of the Company;

                           5.1.3.11 Enter into any kind of activity necessary
to, in connection with, or incidental to, the accomplishment of the purposes of the Company;

                           5.1.3.12 Invest and reinvest Company reserves in
short-term instruments or money market funds; and

                           5.1.3.13 Appoint officers to conduct the business of
the Company, including, but not limited to, a Chief Operations Officer, Chief Financial Officer, Secretary and other officer as the Management Committee determines may be advisable or necessary. The Management Committee hereby appoints Rochelle Martel as Chief Financial Officer, Wayne Baldwin as Secretary and Jeffrey P. Williams as Chief Operating Officer as the initial officers of the Company. All officers shall be employees of the Members, and officers shall not be entitled to compensation from the Company.

                  5.1.4    LIMITATION ON AUTHORITY OF MEMBERS.

                           5.1.4.1  No Member is an agent of the Company solely
by virtue of being a Member, and no Member has authority to act for the Company solely by virtue of being a Member.

                           5.1.4.2  This section 5.1 supersedes any authority
granted to the Members pursuant to Section 17157 of the Act. Any Member who takes any action or binds the Company in violation of this section 5.1 shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to the loss or expense.

                  5.1.5 MANAGEMENT FEE. CMIC and MDS will provide the Company with management and support services, including, but not limited to, management, human resources

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support (excluding cost of benefits), marketing support, vendor relations, services related to purchasing of materials and supplies, and other administrative support ("MANAGEMENT SERVICES") at a management fee ("MANAGEMENT FEE") equal to three percent (3%) of net collected revenue (cash receipts less refunds, credits and other valid offsets to revenue) of the Company payable equally to CMIC and to MDS monthly on or before the twentieth (20th) day of each month based upon the net collected revenue for the prior month. The Management Fee under this section shall be the sole compensation from Company to either CMIC or MDS for Management Services.

         5.2      MEETINGS OF AND VOTING BY MEMBERS.

                  5.2.1 A meeting of the Members may be called at any time by the Management Committee or by those Members holding at least a majority in interest of the Members. Meetings of Members shall be held at the Company's principal place of business or at any other place in Ventura or Los Angeles County, California, designated by the Person or Persons calling the meeting. Not less than ten (10) nor more than sixty (60) days before each meeting, the Person or Persons calling the meeting shall give written notice of the meeting to each Member entitled to vote at the meeting. The notice shall state the time, place and purpose of the meeting. Notwithstanding the foregoing provisions, each Member who is entitled to notice may waive notice, either before or after the meeting, by executing a waiver of such notice, or by appearing at and participating, in person or by proxy in the meeting. Unless this Agreement provides otherwise, at a meeting of Members, the presence in person or by proxy of Members holding Percentages which aggregate to not less than fifty-one percent (51%) constitutes a quorum. A Member may vote either in person or by written proxy signed by the Member or by the Member's duly authorized Attorney-in-Fact.

                  5.2.2 Except as otherwise provided in this Agreement, the affirmative vote of Members holding a majority of the aggregate Percentages present at the meeting in person and by proxy shall be required to approve any matter coming before the Members.

                  5.2.3 In lieu of holding a meeting, the Members may take action by written consents specifying the action to be taken, which consents must be executed and delivered to the Company by Members whose combined voting power constitutes not less than majority of the aggregate Percentages of all Members. Any such approved action shall be effective immediately. The Company shall give prompt notice to all Members of any action approved by Members by less than unanimous consent.

         5.3      PERSONAL SERVICE.

                  5.3.1 No Member shall be required to perform services for the Company solely by virtue of being a Member. Unless approved by the Management Committee, no Member shall perform services for the Company or be entitled to compensation for services performed for the Company.

                  5.3.2 Unless approved by Members holding majority of the aggregate Percentages then held by Members, the Management Committee shall not be entitled to compensation for services performed for the Company. However, upon substantiation of the amount and purpose thereof, the Management Committee shall be entitled to reimbursement for expenses reasonably incurred, and advances reasonably made, in furtherance of the business of the Company.

         5.4      DUTIES OF PARTIES.

                  5.4.1 Members of the Management Committee shall devote such time to the business and affairs of the Company as is necessary to carry out the Management Committee's duties set forth in this Agreement.

                  5.4.2 Except as otherwise expressly provided in section 5.4.3, nothing in this Agreement shall be deemed to restrict in any way the rights of any Member, or of any Affiliate of any Member, to conduct any other business or activity whatsoever, and no Member shall be accountable to the Company or to any other Member with respect to that business or activity even if the business or activity competes with the Company's business. The organization of the Company shall be without prejudice to the Members' respective rights (or the rights of their respective Affiliates) to maintain, expand or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom. Each Member waives any rights the Member might otherwise have to share or participate in such other interests or activities of any other Member or the Member's Affiliates.

                  5.4.3 The only fiduciary duties any Member owes to the Company and the other Members are the duty of loyalty and the duty of care set forth in sections 5.4.3.1 and 5.4.3.2.

                           5.4.3.1  A Member's duty of loyalty to the Company
and the other Members is limited to the following:

                                    5.4.3.1.1 To account to the Company and hold
as trustee for it any property, profit or benefit derived by the Member in the conduct or winding up of the Company's business or derived from a use by the Member of Company property, including the appropriation of a Company opportunity, without the consent of the other Members;

                                    5.4.3.1.2 To refrain from dealing with the
Company in the conduct or winding up of the Company business as or on behalf of a party having an interest adverse to the Company without the consent of the other Members; and

                                    5.4.3.1.3 To refrain from competing with the
Company in the conduct of the Company business before the dissolution of the Company and as otherwise set forth in this Agreement without the consent of the other Members.

                           5.4.3.2  A Member's duty of care to the Company and
the other Members in the conduct and winding up of the Company business is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct or a knowing violation of law.

         5.5      INDEMNIFICATION OF EACH MANAGEMENT COMMITTEE MEMBER.

                  5.5.1 Each member of the Management Committee shall not be liable, responsible or accountable, in damages or otherwise, to any Member or to the Company for any act performed by such Person within the scope of the authority conferred on the Management Committee by this Agreement, and within the standard of care specified in section 5.5.2.

                  5.5.2 The Company shall indemnify each member of the Management Committee for any act performed by such member within the scope of the authority conferred on the Management Committee by this Agreement, unless such act constitutes grossly negligent or reckless conduct, intentional misconduct or a knowing violation of law.

         5.6      POWER OF ATTORNEY.

                  5.6.1 GRANT OF POWER. Each Member constitutes and appoints the Chairman of the Management Committee as the Member's true and lawful Attorney-in-Fact ("ATTORNEY-IN-FACT"), and in the Member's name, place and stead, to make, execute, sign, acknowledge and file:

                           5.6.1.1  One or more Articles of Organization;

                           5.6.1.2  All documents (including amendments to
Articles of Organization) which the Attorney-in-Fact deems appropriate to reflect any amendment, change or modification of this Agreement;

                           5.6.1.3  Any and all other certificates or other
instruments required to be filed by the Company under the laws of the State of California or of any other state or jurisdiction, including, without limitation, any certificate or other instruments necessary in order for the Company to continue to qualify as a limited liability company under the laws of the State of California;

                           5.6.1.4  One or more fictitious trade name
certificates; and

                           5.6.1.5  All documents which may be required to
dissolve and terminate the Company and to cancel its Articles of Organization.

                  5.6.2 IRREVOCABILITY. The foregoing power of attorney is irrevocable and is coupled with an interest, and, to the extent permitted by applicable law, shall survive the death or disability of a Member. It also shall survive the Transfer of a Membership Interest, except that if the Assignee is admitted as a Member, this power of attorney shall survive the delivery of the assignment for the sole purpose of enabling the Attorney-in-Fact to execute, acknowledge and file any documents needed to effectuate the substitution. Each Member shall be bound by any representations made by the Attorney-in-Fact acting in good faith pursuant to this power of attorney, and each Member hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the Attorney-in-Fact taken in good faith under this power of attorney.

         5.7 MANAGEMENT COMMITTEE. Neither the Chairman of the Management Committee nor the Management Committee shall have authority hereunder to cause the Company to engage in the following transactions without first obtaining the affirmative vote or written consent of the Members holding a Supermajority
Interest:

                  5.7.1 The sale, exchange or other disposition of all, or substantially all, of the Company's assets occurring as part of a single transaction or plan, or in a series of transactions, except in the orderly liquidation and winding up of the business of the Company upon its duly authorized dissolution and except as provided in the Purchase Agreement;

                  5.7.2 The merger of the Company with another limited liability company, limited partnership, corporation, general partnership or other entity; provided that in no event shall a Member be required to become a general partner in a merger with a partnership without such Member's express written consent or unless the agreement of merger provides each Member with the dissenter's rights described in the Act;

                  5.7.3 The acquisition of any business or the assets of any business, the cost of which acquisition shall exceed Two Hundred Thousand Dollars ($200,000);

                  5.7.4 The undertaking of a public offering of securities of the Company;

                  5.7.5    The establishment of different classes of Members;

                  5.7.6 An alteration of the primary purpose of the Company as set forth in section 2.3;

                  5.7.7 Any act which would make it impossible to carry on the ordinary business of the Company;

                  5.7.8 Any distribution to the Members except for distributions of Cash Flow approved by the Management Committee for the purposes set forth in, and in accordance with, section 4.2;

                  5.7.9 Any other act which under the terms of this Agreement requires the vote, approval or consent of Members holding a Supermajority Interest; and

                  5.7.10 Any other transaction described in this Agreement as requiring the vote, consent or approval of the Members shall require the consent of a majority interest (or such greater Percentage Interests described therein) of the Members.

         5.8 STAFF/PERSONNEL. CMIC shall provide all non-physician personnel necessary to staff any medical imaging center ("STAFF") Company operates pursuant to this Agreement under lease arrangements with Company. Staff shall be offered compensation and benefits consistent with those offered within the medical imaging industry. All decisions concern the number of Staff and compensation rates shall be determined by the Management Committee. CMIC shall provide Staff at CMIC's actual cost without mark up or profit.

         5.9 BILLING, COLLECTION AND ACCOUNTING. CMIC will provide, at CMIC's sole expense, all Company's billing, collection and accounting services for medical imaging procedures performed by Company. CMIC may subcontract for such services with a subcontractor acceptable to the Management Committee. Company shall reimburse CMIC two and one half percent (2.5%) of Company's net collected revenues for such billing, collection and accounting services. Net collected revenues shall mean total actual collections from global (professional and technical component) and radiopharmaceutical billings for services Company provides to patients less refunds, credits or overpayments if any.

                                   ARTICLE 6

                TRANSFER OF INTERESTS AND WITHDRAWALS OF MEMBERS

         6.1 TRANSFERS. Except as provided herein, no Member may Transfer all, or any portion of, or any interest or rights in, the Membership Interest owned by the Member. Each Member hereby acknowledges the reasonableness of this prohibition in view of the purposes of the Company and the relationship of the Members. The attempted Transfer of any portion or all of a Membership Interest in violation of the prohibition contained in this section 6.1 shall be deemed invalid, null and void, and of no force or effect, except any Transfer mandated by operation of law and then only to the extent necessary to give effect to such Transfer by operation of law.

                  6.1.1 A Member may Transfer all or any portion of or any interest or rights in the Member's Economic Interest if each of the following conditions ("CONDITIONS OF TRANSFER") is satisfied:

                           6.1.1.1  The Transfer may be accomplished without
registration, or similar process, under federal and state securities laws;

                           6.1.1.2  The transferee delivers to the Company a
written agreement to be bound by the terms of Article 6 of this Agreement;

                           6.1.1.3  The Transfer will not result in the
termination of the Company pursuant to IRC Section 708;

                           6.1.1.4  The Transfer will not result in the Company
being subject to the Investment Company Act of 1940, as amended;

                           6.1.1.5  The transferor or the transferee delivers
the following information to the Company: (a) the transferee's taxpayer identification number; and (b) the transferee's initial tax basis in the transferred Membership Interest; and

                           6.1.1.6  The transferor complies with the provisions
set forth in section

6.2.

                  6.1.2 If the Conditions of Transfer are satisfied, the Member may Transfer all or any portion of the Member's Economic Interest. The Transfer of an Economic Interest pursuant to this section 6.1 shall not result in the Transfer of any of the transferor's other Membership rights. The transferee of the Economic Interest shall have no right to: (a) become a Member; (b) exercise any Membership rights other than those specifically pertaining to the ownership of an Economic Interest; or (c) act as an agent of the Company.

         6.2      RIGHT OF FIRST REFUSAL.

                  6.2.1 If a Member ("TRANSFEROR") receives a bona fide written offer (except an offer pursuant to section 6.4) which the Member desires to accept ("TRANSFEREE OFFER") from any other Person, including another Member ("TRANSFEREE") to purchase all or any portion of or any interest or rights in the Transferor's Economic Interest ("TRANSFEROR INTEREST") then, prior to any Transfer of the Transferor's Interest, the Transferor shall give the Company written notice ("TRANSFER NOTICE") containing each of the following:

                           6.2.1.1  The Transferee's identity;

                           6.2.1.2  A true and complete copy of the Transferee
Offer;

                           6.2.1.3  The Transferor's offer ("OFFER") to sell the
Transferor Interest to the Company for consideration equal to that contained in the Transferee Offer or, if the consideration specified in the Transferee Offer is not specified as cash, then for consideration in U.S. Dollars equal in value to the consideration specified in the Transferee Offer ("TRANSFER PURCHASE PRICE");

                           6.2.1.4  The Offer shall be and remain irrevocable
for a period ("OFFER PERIOD") ending at 11:59 p.m. local time at the Company's principal office, on the sixtieth (60th) day following the date the Transfer Notice is given to the Company. At any time during the Offer Period, the Company may accept the Offer by giving written notice to the Transferor of its acceptance ("OFFEREE NOTICE"). The Transferor shall not be deemed a Member for the purpose of the vote on whether the Company shall accept the Offer. If the Company accepts the Offer, the Offeree Notice shall fix a closing date ("TRANSFER CLOSING DATE") for the purchase, which shall not be earlier than ten
(10) or more than sixty (60) days after the expiration of the Offer Period;

                           6.2.1.5  If the Company accepts the Offer, the
Transfer Purchase Price shall be paid on the Transfer Closing Date unless the Company elects prior to or on the Transfer Closing Date to pay the Transfer Purchase Price in installments pursuant to the provisions of section 6.5 of this Agreement;

                           6.2.1.6  If the Company does not accept the Offer in
its entirety within thirty (30) days after the Offer Date, the Company shall give immediate notice to that effect ("REMAINING MEMBERS NOTICE") to each Member, other than the Transferor ("REMAINING MEMBERS"). Such notice to the Remaining Members shall include a copy of the Transfer Notice and inform the Remaining Members of their right to purchase all, or a portion, of the Transferor Interest for a pro rata portion of the Transfer Purchase Price;

                           6.2.1.7  The Remaining Members Notice shall be and
remain irrevocable for the remainder of the Offer Period. At any time during such period, a Remaining Member may accept the offer by notifying the Transferor in writing that the Remaining Member intends to purchase all, but not less than all, of the Transferor Interest. If two (2) or more Remaining Members desire to accept the Offer, then, in the absence of an agreement between or among them, each such Remaining Member shall purchase the Transferor Interest in the proportion that such Member's respective Percentage bears to the total Percentages of all of the Remaining Members who desire to accept the Offer, adjusted to reflect the portion, if any, of the Transferor Interest to be purchased by the Company;

                           6.2.1.8  If the Company and/or the Remaining Members
(collectively, the "Purchasers") have accepted the Offer prior to the end of the Offer Period, any Purchaser may give written notice to that effect to the Transferor specifying a closing date ("TRANSFER CLOSING DATE") for the purchase which shall be no earlier than ten (10) nor later than sixty (60) days after the expiration of the Offer Period;

                           6.2.1.9  On the Transfer Closing Date the Purchasers
shall pay the Transfer Purchase Price unless the Purchasers elect prior to or on the Transfer Closing Date to pay the Transfer Purchase Price in installments pursuant to the provisions of section 6.5 of this Agreement;

                           6.2.1.10 If neither the Company nor any Remaining
Member accepts the Offer (within the time and in the manner specified in this section), then the Transferor shall be free for a period ("PERMITTED TRANSFER PERIOD") of thirty (30) days after the expiration of the Offer Period to Transfer the Transferor Interest to the Transferee, for the same or greater price and on the same terms and conditions as set forth in the Transfer Notice. The Transfer shall be subject, however, to the Conditions of Transfer (other than section 6.1.1.6). If the Transferor does not Transfer the Transferor's Interest within the Permitted Transfer Period, the Transferor's right to Transfer the Transferor Interest pursuant to this section shall cease and terminate; and

                           6.2.1.11 Any Transfer by the Transferor after the
last day of the Permitted Transfer Period or without strict compliance with the terms, provisions and conditions of this section and the other terms, provisions and conditions of this Agreement, shall be null and void and of no force or effect.

         6.3 WITHDRAWAL OF A MEMBER. No Member shall have the right or power to Voluntarily Withdraw from the Company.

         6.4 CMIC PURCHASE OPTION. CMIC shall have the option to purchase the Membership Interests of MDS or any successor or assignee of MDS on the following terms and conditions:

                  6.4.1 MDS hereby grants to CMIC an option to purchase MDS's Membership Interest ("OPTION") at a price equal to four (4) times EBITDA multiplied by MDS's Percentage at any time after eighteen (18) months but before forty-eight (48) months following the first medical imaging procedure performed by Company. For purposes hereof, EBITDA shall be based upon the greater of (i) the most recent one (1) year period, or (ii) the most recent three (3) month period annualized; provided, however, that the minimum price to be paid by CMI for such MDS Originated Project shall be the greater of (y) assumption of all existing Company obligations as of closing plus invested capital attributable to the Membership Interest being purchased plus Seventy-five Thousand Dollars ($75,000), or (z) assumption of all existing Company obligations as of closing plus Three Hundred Seventy-five Thousand Dollars ($375,000).

                  6.4.2 For purposes of this Agreement, EBITDA shall be defined as (i) the net earnings (or loss) after taxes for such period taken as a single accounting period, plus (ii) depreciation, depletion and amortization expense for such period, plus (iii) federal, state and local income (or equivalent) taxes paid or accrued for such period, plus (iv) total interest expense for such period (including amortization of capitalized indebtedness issuance costs) whether paid or accrued, including all commissions, discounts and other fees and charges owed with respect to letters of credit, plus (v) extraordinary, unusual or non-recurring losses and non-cash charges for any disposition of businesses or early extinguishment of indebtedness for such period, minus (vi) any cash payments with respect to any non-cash charges and expenses related to the disposition of businesses or early extinguishment of indebtedness previously taken into account for such period, minus (vii) debt, in each case determined in accordance with generally accepted accounting principles and in the case of clauses (ii) through (vii), to the extent included in the determination of net earnings (or loss) for such period. Any amounts paid to MDS, CMIC or Comprehensive Medical Imaging solely for management services (as opposed to accounting and billing services), including, but not limited to, the three percent (3%) management fee described in section 5.1.5 above, shall be added back to net earnings for the purposes of calculating EBITDA hereunder.

                  6.4.3 CMIC shall pay MDS Fifty Thousand Dollars ($50,000) ("OPTION CONSIDERATION") as consideration for the purchase option described above payable twenty-four (24) months from date the Company performs its first medical imaging procedure. The Option Consideration shall be in addition to the purchase price calculated in accordance with the terms hereof. Payment of the Option Consideration must be made before CMIC shall have the right to exercise the Option. The Option shall not lapse if CMIC fails to pay the Option Consideration unless MDS gives CMIC written notice of default of the Option which remains uncured for a period of sixty (60) days.

         6.5 MDS PERMITTED TRANSFER. MDS shall have the right to Transfer a portion of its Membership Interest not to exceed ten percent (10%) of all Membership Interests in the aggregate to a physician or physician group under contract with Company to provide professional medical interpretative services at a medical imaging facility Company operates.

                                   ARTICLE 7

             DISSOLUTION, LIQUIDATION AND TERMINATION OF THE COMPANY

         7.1 EVENTS OF DISSOLUTION. The Company shall be dissolved upon the happening of the first to occur of an event specified in Section 17350 of the Act or any of the following events:

                  7.1.1    On the date fixed for its termination in section 2.4;
or

                  7.1.2 Upon the vote of a Supermajority Interest of the aggregate Percentages of the Members.

         7.2 PROCEDURE FOR WINDING UP AND DISSOLUTION. If the Company is dissolved, the Management Committee shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed, first to creditors of the Company, including Interest Holders who are creditors, in satisfaction of the liabilities of the Company, and then, to the Interest Holders in accordance with section 4.4 of this Agreement.

         7.3 FILING OF CERTIFICATE OF CANCELLATION. Upon completion of the affairs of the Company, the Management Committee shall promptly file the Certificate of Cancellation of Articles of Organization with the Secretary of State. If there is no Management Committee, then the Certificate of Cancellation shall be filed by the remaining Members; if there are no remaining Members, the Certificate shall be filed by the last Person to be a Member; if there is neither a Management Committee, remaining Members, nor a Person who last was a Member, the Certificate shall be filed by the legal or personal representatives of the Person who last was a Member.

                                   ARTICLE 8

                  BOOKS, RECORDS, ACCOUNTING AND TAX ELECTIONS

         8.1 BANK ACCOUNTS. All funds of the Company shall be deposited in a bank account or accounts opened in the Company's name. The Management Committee shall determine the financial institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

         8.2      BOOKS AND RECORDS.

                  8.2.1 The Management Committee shall keep or cause to be kept complete and accurate books, records and financial statements of the Company and supporting documentation of transactions with respect to the conduct of the Company's business. The books, records and financial statements of the Company shall be maintained on the accrual basis of accounting in accordance with generally accepted accounting principles. Such books, records, financial statements and documents shall include, but not be limited to, the following:

                           8.2.1.1  A current list of the full name and last
known business or residence address of each Member and Interest Holder, in alphabetical order, with the Contribution and the share in profits and losses of each Member and Interest Holder specified in such list;

                           8.2.1.2  A current list of the full name and business
or residence address of each Manager;

                           8.2.1.3  The Articles of Organization, including all
amendments; and any powers of attorney under which the Articles of Organization or amendments were executed;

                           8.2.1.4  Federal, state and local income tax or
information returns and reports, if any, for the six (6) most recent taxable years;

                           8.2.1.5  This Agreement and any amendments thereto;
and any powers of attorney under which this Agreement or amendments were executed;

                           8.2.1.6  Financial statements for the six (6) most
recent years;

                           8.2.1.7  Internal books and records for the current
and three (3) most recent years; and

                           8.2.1.8  A true copy of relevant records indicating
the amount, cost and value of all property which the Company owns, claims, possesses or controls.

                  8.2.2 Such books, records and financial statements of the Company and supporting documentation shall be kept, maintained and available at the Company's office within the State of California.

         8.3      RIGHT TO INSPECT BOOKS AND RECORDS; RECEIVE INFORMATION.

                  8.3.1 Upon the reasonable request of a Member for a purpose reasonably related to the interest of that Member of the Company, the Management Committee shall promptly deliver to the requesting Member at the expense of the Company a copy of this Agreement, as well as the information required to be maintained by the Company under sections 8.1.1.1, 8.2.1.2 and 8.2.1.4.

                  8.3.2 Each Member and Manager has the right upon reasonable request, and for purposes reasonably related to the interest of that Member or Manager of the Company, to do the following:

                           8.3.2.1  To inspect and copy during normal business
hours any of the records required to be maintained by the Company under section
8.2.1 of this Agreement;. and

                           8.3.2.2  To obtain from the Company promptly after
becoming available, a copy of the Company's federal, state and local income tax or information returns for each year.

                  8.3.3 If a Manager has executed an amendment to the Articles of Organization or this Agreement pursuant to a power of attorney from the Members, such Manager must promptly furnish to the Members a copy of such amendment.

                  8.3.4 The Management Committee shall send or shall cause to be sent to each Member or Interest Holder within ninety (90) days after the end of each fiscal year of the Company: (a) such information as is necessary to complete federal and state income tax or information returns; and (b) if the Company has thirty-five (35) or fewer Members, a copy of the Company's federal, state and local income tax or information returns for the fiscal year.

                  8.3.5 Unless otherwise expressly provided in this Agreement, the inspecting or requesting Member or Manager as the case may be, shall reimburse the Company for all reasonable costs and expenses incurred by the Company in connection with such inspection and copying of the Company's books and records and the production and delivery of any other books or records.

         8.4 ANNUAL ACCOUNTING PERIOD. The annual accounting period of the Company shall be its taxable year. The Management Committee, subject to the requirements and limitations of the Code, shall select the Company's taxable year.

         8.5 TAX MATTERS PARTNER. CMIC shall be the Tax Matters Partner for purposes of IRC Section 6231(a)(7), and shall have all the authority granted by the Code to the Tax Matters Partner, provided that CMIC shall not have the authority without first obtaining the consent of the Management Committee to do any of the following:

                  8.5.1 Enter into a settlement agreement with the Internal Revenue Service that purports to bind the Members.

                  8.5.2 File a petition as contemplated in IRC Section 6226(a) or IRC Section 6228.

                  8.5.3    Intervene in any action as contemplated in IRC
Section 6226(b)(5).

                  8.5.4    File any request contemplated in IRC Section 6227(b).

                  8.5.5 Enter into an agreement extending the period of limitations contemplated in IRC Section 6229(b)(1)(B).

         8.6 TAX ELECTIONS. CMIC shall have the authority to make all Company elections permitted under the Code, including, without limitation, elections of methods of depreciation and elections under IRC Section 754. The decision to make or not make an election shall be at the Management Committee's sole and absolute discretion.

         8.7 TITLE TO COMPANY PROPERTY. All real and personal property acquired by the Company shall be acquired and held by the Company in the Company's name.

                                   ARTICLE 9

                               GENERAL PROVISIONS

         9.1 ASSURANCES. Each Member shall execute all certificates and other documents and shall do all such filing, recording, publishing and other acts as the Management Committee deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules and regulations relating to the acquisition, operation or holding of the property of the Company.

         9.2 NOTIFICATIONS. Any notice, demand, consent, election, offer, approval, request or other communication (collectively a "NOTICE") required or permitted under this Agreement must be in writing and either delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested. Any notice to be given hereunder by the Company shall be given by the Management Committee. A notice must be addressed to an Interest Holder at the Interest Holder's last known address on the records of the Company. A notice to the Company must be addressed to the Company's principal office. A notice delivered personally will be deemed given only when acknowledged in writing by the Person to whom it is delivered. A notice that is sent by mail will be deemed given three (3) business days after it is mailed. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and, thereafter, notices are to be directed to those substitute addresses or addressees.

         9.3 SPECIFIC PERFORMANCE. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent orders: (a) restraining and enjoining any act which would constitute a breach; or (b) compelling the performance of any obligation which, if not performed, would constitute a breach.

         9.4 COMPLETE AGREEMENT. This Agreement constitutes the complete and exclusive statement of the agreement among the Members. It supersedes all prior written and oral statements, including any prior representation, statement, condition or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of all of the Members.

         9.5 APPLICABLE LAW. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of California.

         9.6 ARTICLE AND SECTION TITLES. The headings herein are inserted as a matter of convenience only and do not define, limit or describe the scope of this Agreement or the intent of the provisions hereof.

         9.7 BINDING PROVISIONS. This Agreement is binding upon, and to the limited extent specifically provided herein, inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors and assigns.

         9.8 JURISDICTION AND VENUE. Any suit involving any dispute or matter arising under this Agreement may only be brought in the appropriate United States District Court in California or any California State Court having jurisdiction over the subject matter of the dispute or matter. All Members hereby consent to the exercise of personal jurisdiction by any such court with respect to any such proceeding.

         9.9 TERMS. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.

         9.10 SEPARABILITY OF PROVISIONS. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

         9.11 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

         9.12 ESTOPPEL CERTIFICATE. Each Member shall, within ten (10) days after written request by the Management Committee, deliver to the requesting Person a certificate stating, to the Member's knowledge, that: (a) this Agreement is in full force and effect; (b) this Agreement has not been modified except by any instrument or instruments identified in the certificate; and (c) there is no default hereunder by the requesting Person, or if there is a default, the nature and extent thereof. If the certificate is not received within the ten (10) day period, the Chairman of the Management Committee shall execute and deliver the certificate on behalf of the requested Member, without qualification, pursuant to the power of attorney granted in section 5.6.

         IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed, under seal, as of the date set forth herein above.

                                MEMBERS:

                                Comprehensive Medical Imaging Centers, Inc., a Delaware Corporation

                                By: /s/ David L. Ward
                                    --------------------------------------------
                                         David L. Ward, President/CEO

                                Medical Development Services, LLC,
                                a California limited liability company

                                By: /s/ Steven E. Krieger
                                   ---------------------------------------------
                                         Steven E. Krieger, President/CEO

             FIRST AMENDMENT TO FIRST AMENDED AND RESTATED OPERATING
            AGREEMENT OF SAN FERNANDO VALLEY REGIONAL PET CENTER, LLC

         This First Amendment to First Amended and Restated Operating Agreement of San Fernando Valley Regional PET Center, LLC dated November 1, 2001 ("OPERATING AGREEMENT") is made and entered into as of September 1, 2002, by and between Comprehensive Medical Imaging Centers, Inc., a Delaware corporation ("CMIC"), and Medical Development Services, LLC, a California limited liability company ("MDS").

         Effective March 14, 2001, MDS assigned a five percent (5%) Economic Interest in San Fernando Valley Regional PET Center, LLC to Judith Rose, M.D.

         Effective September 1, 2002, MDS hereby assigns an additional five percent (5%) Economic Interest in San Fernando Valley Regional PET Center, LLC to Judith Rose, M.D.

         The parties hereto now desire to amend the Operating Agreement as follows:

         The attached Amended Exhibit A hereby replaces the original Exhibit A to the Operating Agreement.

                                     MEMBERS:

                                     Comprehensive Medical Imaging
                                     Centers, Inc., a Delaware Corporation

                                     By: /s/ David L. Ward
                                        ----------------------------------------
                                              David L. Ward, President/CEO

                                     Medical Development Services, LLC,
                                     a California limited liability company

                                     By: /s/ Steven E. Krieger
                                        ----------------------------------------
                                              Steven E. Krieger, President/CEO

                                AMENDED EXHIBIT A
                                       TO
               FIRST AMENDED AND RESTATED OPERATING AGREEMENT FOR
                  SAN FERNANDO VALLEY REGIONAL PET CENTER, LLC

NAMES AND ADDRESSES OF MEMBERS

Comprehensive Medical Imaging Centers, Inc.
6464 Canoga Avenue
Woodland Hills, CA  91367

Medical Development Services, LLC
dba MD Services
3396 Willow Lane, Suite 101
Westlake Village, CA  91361

INITIAL CAPITAL CONTRIBUTIONS AND PERCENTAGES:

                                                                                       PERCENTAGES (AS DEFINED IN
                     MEMBER                         INITIAL CAPITAL CONTRIBUTION              SECTION 1.16)
                     ------                         ----------------------------              -------------
Comprehensive Medical Imaging Centers, Inc.                  $238,312.50                           50%
Medical Development Services, LLC                            $ 88,312.50                           50%

Effective September 1, 2002, MDS assigned an additional five percent (5%) Economic Interest in San Fernando Valley Regional PET Center, LLC to Judith Rose, M.D., 246 N. Saltair, Los Angeles, CA 90049, for a total Economic Interest of ten percent (10%).